Exhibit 23(a)


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Westamerica Bancorporation:

We consent to the incorporation by reference in Registration Statement (No. 33-60003) on Form S-8 of Westamerica Bancorporation and subsidiaries (the Company) of our report dated January 22, 1998, relating to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form
10-K of Westamerica Bancorporation. On April 12, 1997, the Company acquired Vallicorp Holdings, Inc. on a pooling-of-interests basis. We did not audit the financial statements of Vallicorp Holdings, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995. Those statements, included in the 1996 and 1995 restated consolidated totals, were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for ValliCorp
Holdings, Inc., is based solely on the reports of the other auditors.


/s/ KPMG Peat Marwick, LLP
--------------------------
KPMG Peat Marwick, LLP


San Francisco, California
March 26, 1998